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                                                           EXHIBIT 11


                           IGI, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  (UNAUDITED)


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
(THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)           THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      ----------------------------------  ----------------------------------
                                                       SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,
                                                            1998              1997              1998              1997
                                                      ----------------   ---------------  ---------------  -----------------
                                                                           (RESTATED)                          (RESTATED)

Net loss for earnings per share                            $     (668)       $     (498)        $   (2,255)      $     (225)
                                                           ==========        ==========         ==========       ==========

Weighted average shares outstanding                         9,466,667         9,477,456          9,466,667        9,454,931
Common stock equivalents (net of common
      Stock deemed reacquired) based on
      average market price                                          -                 -                  -                -
                                                           ----------        ----------         ----------       ----------

Total equivalent shares for diluted computation             9,466,667         9,447,456          9,466,667        9,454,931
                                                           ==========        ==========         ==========       ==========

Per share loss:
     Basic                                                 $     (.07)       $     (.05)        $     (.24)      $     (.02)
     Diluted                                               $     (.07)       $     (.05)        $     (.24)      $     (.02)
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